Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Fourth Quarter Distribution

MV OIL TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS

RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 8, 2008 – MV Oil Trust (NYSE Symbol – MVO) announced the Trust distribution of Net Profits for the fourth quarterly Payment Period ended December 31, 2007.

Unitholders of record on January 15, 2008 will receive a distribution amounting to $ 7,321,705 or $.63666998 per unit payable January 25, 2008.

Volumes, Price and Net Profits for the Payment Period were:

Volume (BOE)	251,634
Proceeds (BOE)	$60.72
Gross Proceeds	$15,279,672
Costs	$6,090,041
Net Profits	$9,189,631
Percentage applicable to Trust’s 80%
Net Profits Interest	$7,351,705

Gross Hedge Proceeds	$-0-
Percentage applicable to Trust’s 80%
Hedge Proceeds	$-0-
Total cash proceeds available for the Trust	$7,351,705
Provision for estimated Trust expenses	$30,000
Net cash proceeds available for distribution	$7,321,705

MV Oil Trust further announced that the Trust distribution of Net Profits for the first quarterly Payment Period ending March 31, 2008 will be impacted by production curtailment affecting the underlying properties as the result of winter ice storms that impacted western Kansas. The ice associated with these storms disabled electrical power to the affected underlying properties for an extended period of time resulting in some curtailed production. While it is too early to accurately quantify the impact of these storms, the impact is not expected to be as significant as the storm event in the first quarter of 2007.

The first quarter 2008 distribution of Net Profits also will be impacted by the duplication of hedged volumes in January 2008. January crude oil swap contracts in the notional volume of 45,000 barrels at a price of $62.99 will settle in the first quarter 2008. This volume is in addition to the notional volume of 61,167 barrels that had been scheduled as the average monthly notional volume for 2008. Given the current NYMEX price contracts for January crude oil, the incremental hedged volumes will reduce Net Profits for the first quarter 2008. This duplication of hedged volumes for January 2008 is a unique one-time event in the hedge and derivative contracts program and will not occur again for the duration of the Trust.

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701